Exhibit 99.2

Navient Reports First-Quarter 2018 Financial Results

Originated $500 Million of Private Education Refinance Loans

Private Education Loan Charge-Offs Decreased 43 Percent from Year-Ago Quarter

Business Processing Fee Revenue Increased 32 Percent Organically from Year-Ago Quarter

WILMINGTON, Del., April 24, 2018 — Navient (Nasdaq: NAVI) today released its first-quarter 2018 financial results that included the origination of $500 million of private education refinance loans, a 43 percent decrease in private education loan charge-offs and a 32 percent organic increase in business processing fee revenue from the year-ago quarter.

“2018 is off to a very good start, with adjusted core earnings of $0.43 per share,” said Jack Remondi, president and CEO, Navient. “We delivered strong growth rates in business processing revenue and in private education refi loan originations. Credit continued to improve, with the private education charge-off rate falling to 1.4 percent, as the economy continues to grow. In addition, profitability this quarter was aided by our focus on operating efficiency and the new lower tax rates. This quarter’s results lay a strong foundation for the balance of the year for our business and the customers who depend on us to serve them. As our business model has evolved, we changed our reporting segments to provide greater insight on performance and direction for investors.”

For the first-quarter 2018, GAAP net income was $126 million ($0.47 diluted earnings per share), compared with $88 million ($0.30 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $107 million ($0.40 diluted core earnings per share), compared with $107 million ($0.36 diluted core earnings per share) for the year-ago quarter. The increase in diluted core earnings per share was primarily the result of a $20 million reduction in provisions for loan losses, a $20 million reduction in income tax expense as a result of a lower tax rate in connection with the passage of the “Tax Cuts and Jobs Act” (“TCJA”), and fewer common shares outstanding. First-quarter 2018 and 2017 diluted core earnings per share were $0.43 and $0.37, respectively, excluding restructuring and regulatory-related expenses of $11 million and $4 million, respectively.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income for the periods presented in this Earnings Release are impacted by the same items in core earnings that are discussed above, as well as changes in net income attributable to (1) unrealized, mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP results but are not included in core earnings results. First-quarter 2018 GAAP results included gains of $31 million from derivative accounting treatment that are excluded from core earnings results, compared with losses of $23 million from this derivative accounting treatment in the year-ago period. See “Differences between Core Earnings and GAAP” on page 17 for a complete reconciliation between GAAP net income and core earnings.

New Reporting Segments

Navient changed its reportable operating segments this quarter to align with changes in how the company manages the business, reviews operating performance and allocates resources. The new reportable operating segments are Federal Education Loans, Consumer Lending, Business Processing and Other. As a result of this change, prior periods have been recast for comparison purposes.

Federal Education Loans

In its Federal Education Loans segment, Navient holds and acquires FFELP loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

Core earnings for the segment were $141 million in first-quarter 2018, compared with the year-ago quarter’s $129 million. This increase was primarily the result of a $6 million decrease in operating expenses and a $26 million decrease in income tax expense as a result of the TCJA. These items were partially offset by a $3 million decrease in net interest income and a $26 million decrease in fee income. The decrease in fee income was primarily the result of the new terms contained in a previously disclosed modified asset recovery and portfolio management contract.

The company acquired $283 million of FFELP loans in the first-quarter 2018. At March 31, 2018, Navient held $79.4 billion of FFELP loans, compared with $85.3 billion of FFELP loans held at March 31, 2017.

Consumer Lending

In its Consumer Lending segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

Core earnings for the segment were $50 million in first-quarter 2018, compared with the year-ago quarter’s $38 million. This increase was primarily the result of a $7 million increase in net interest income, an $18 million decrease in provision for loan losses and a $9 million decrease in income tax expense as a result of the TCJA. These items were partially offset by a $21 million increase in operating expenses primarily related to operating costs for Earnest, acquired in November 2017, and a $9 million one-time fee paid to convert $3 billion of private education loans from a third-party servicer to Navient’s servicing platform.

Segment portfolio results for first-quarter 2018 vs. first-quarter 2017 are as follows:

•	Private education loan delinquencies of 90 days or more of $547 million, down $199 million from $746 million in first-quarter 2017.

•	Private education loan total delinquencies of $1.3 billion, down $173 million from first-quarter 2017.

•	Private education loan charge-offs of $78 million, down $59 million from $137 million in first-quarter 2017.

•	Provision for private education loan losses of $77 million, down from $95 million.

•	Net interest margin on a core earnings basis of 3.23 percent, up from 3.16 percent.

Navient originated $500 million of private education refinance loans in the first-quarter 2018. The company acquired (originated and purchased) $541 million of private education loans in the first-quarter 2018. At March 31, 2018, Navient held $22.9 billion of private education loans (of which $1.2 billion were refinance loans), compared with $22.6 billion of private education loans held at March 31, 2017.

Business Processing

In its Business Processing segment, Navient performs business processing services for non-education related government and health care clients. The company provides services to over 600 clients in the health care and public sectors.

Core earnings for the segment were $10 million in first-quarter 2018, compared with $3 million in the year-ago quarter. This increase was primarily the result of a $29 million increase in fee income partially offset by a $20 million increase in operating expenses. The increases in fee income and operating expenses were primarily related to organic growth of business processing contracts as well as to Duncan Solutions, acquired in July 2017.

Expenses

First-quarter 2018 and 2017 core earnings expenses were $271 million and $234 million, respectively, excluding restructuring and regulatory-related expenses of $11 and $4 million, respectively. This $37 million increase over the year-ago quarter was primarily due to $29 million of operating costs related to both Duncan Solutions, acquired in July 2017, and Earnest, acquired in November 2017. First-quarter 2018 operating expenses also included a $9 million one-time fee paid to convert $3 billion of private education loans from a third-party servicer to Navient’s servicing platform and $14 million in connection with a new revenue recognition accounting standard adopted (see page 13 for further discussion). These increases to operating expenses were partially offset by a general reduction in operating expenses across the business in connection with cost-savings initiatives.

Income Tax Expense

As a result of the TCJA, the core earnings effective tax rate in first-quarter 2018 was 23 percent compared to 37 percent in the year-ago quarter.

Funding and Liquidity

During the first-quarter 2018, Navient issued $2.0 billion in FFELP loan ABS and $507 million in private education loan ABS, and closed on private education loan ABS repurchase facilities totaling $1.4 billion. Navient retired or repurchased $167 million of senior unsecured debt during the first-quarter 2018, including $60 million scheduled to mature in 2019. Additionally, on March 29, 2018, Navient announced a make-whole call, effective April 27, 2018, for $1.2 billion par amount of unsecured debt due June 2018.

Shareholder Distributions

In the first-quarter 2018, Navient paid a common stock dividend of $0.16 per share.

On January 24, 2018, Navient announced that it expects to restart its share repurchases in the second half of 2018. No shares were repurchased in first-quarter 2018.

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Non-GAAP Financial Measures

In addition to financial results reported on a GAAP basis, Navient also provides certain core earnings performance measures which are non-GAAP financial measures. The difference between the company’s core earnings and its GAAP results for the periods presented in this Earnings Release is attributable to (1) unrealized, mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. While these items are recognized under GAAP, they are excluded from core earnings results. Management uses core earnings in making decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ —Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2017 (filed with the SEC on Feb. 26, 2018). Certain reclassifications have been made to the balances as of and for the three months ended March 31, 2017, to be consistent with classifications adopted for 2018, and had no effect on net income, total assets or total liabilities.

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Navient will host an earnings conference call tomorrow, April 25, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 50696460 starting at 7:45 a.m. EDT.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through May 9 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 50696460.

This press release contains “forward-looking statements” and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our FFELP securitization trusts that could accelerate or delay repayment of the bonds beyond their legal final maturity date; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

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About Navient

Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, health care, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin, California and other locations. Learn more at navient.com.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

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Selected Historical Financial Information and Ratios

	Quarters Ended
(In millions, except per share data)	March 31, 2018	December 31, 2017	March 31, 2017
GAAP Basis
Net income attributable to Navient Corporation(1)	$126	$(84)	$88
Diluted earnings per common share attributable to Navient Corporation(1)	$.47	$(.32)	$.30
Weighted average shares used to compute diluted earnings per share	269	263	296
Net interest margin, Federal Education Loan segment	.79%	.88%	.81%
Net interest margin, Consumer Lending segment	3.31%	3.39%	3.15%
Return on assets	.47%	(.30)%	.31%
Ending FFELP Loans, net	$79,403	$81,703	$85,284
Ending Private Education Loans, net	22,923	23,419	22,552

Ending total education loans, net	$102,326	$105,122	$107,836

Average FFELP Loans	$80,801	$82,908	$86,752
Average Private Education Loans	23,754	24,073	23,500

Average total education loans	$104,555	$106,981	$110,252

“Core Earnings” Basis(2)
Net income attributable to Navient Corporation(1)	$107	$(131)	$107
Diluted earnings per common share attributable to Navient Corporation(1)	$.40	$(.50)	$.36
Weighted average shares used to compute diluted earnings per share	269	263	296
Net interest margin, Federal Education Loan segment	.83%	.87%	.78%
Net interest margin, Consumer Lending segment	3.23%	3.31%	3.16%
Return on assets	.40%	(.46)%	.38%
Ending FFELP Loans, net	$79,403	$81,703	$85,284
Ending Private Education Loans, net	22,923	23,419	22,552

Ending total education loans, net	$102,326	$105,122	$107,836

Average FFELP Loans	$80,801	$82,908	$86,752
Average Private Education Loans	23,754	24,073	23,500

Average total education loans	$104,555	$106,981	$110,252

(1)	Results include $208 million and $224 million of DTA Remeasurement Loss in the fourth quarter of 2017 on a GAAP and “Core Earnings” basis, respectively, in connection with the enactment of the TCJA in December 2017. See our Annual Report on Form 10-K for the year ended December 31, 2017 for further discussion.
(2)	“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

New Reporting Segments

In the fourth quarter of 2017, Navient entered the Private Education Refinance Loan origination market. This new activity changed the way the Company manages the business, reviews operating performance and allocates resources. This resulted in the following four new reportable operating segments, effective first quarter 2018: (1) Federal Education Loans (2) Consumer Lending (3) Business Processing and (4) Other. These new reportable operating segments now primarily distinguish between our legacy federal education loan businesses and our growth businesses. In connection with this change in reportable operating segments, there was also a change in how unallocated overhead is defined.

The following table shows the realignment of our business lines (operating segments) from the prior reportable operating segments to the new reportable operating segments:

Business Lines	New Reportable Operating Segment	Prior Reportable Operating Segment
FFELP Loans	Federal Education Loans	FFELP Loans
Federal Education Loans Servicing	Federal Education Loans	Business Services
Federal Education Loans Asset Recovery	Federal Education Loans	Business Services

Private Education Refinance Loans	Consumer Lending	Private Education Loans
Private Education Loans — Other	Consumer Lending	Private Education Loans
Other Consumer Loans	Consumer Lending	Other

Non-Education Government Services	Business Processing	Business Services
Non-Education Health Care RCM Services	Business Processing	Business Services

Unallocated Overhead Expenses	Other	Other
Corporate Liquidity Portfolio	Other	Other

These segments meet the quantitative thresholds for reportable segments. Accordingly, the results of operations of these reportable operating segments are presented separately. The underlying operating segments are used by the Company’s chief operating decision maker to manage the business, review operating performance and allocate resources, and qualify to be aggregated as part of the reportable operating segments. As discussed further below, we measure the profitability of our operating segments based on “Core Earnings” net income. Accordingly, information regarding our reportable segments is provided on a “Core Earnings” basis. As a result of this change in segment reporting in the first quarter of 2018, prior periods have been recast for comparison purposes.

Federal Education Loans Segment — “Core Earnings”

In its Federal Education Loans segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the Department of Education and other institutions. Although FFELP Loans are no longer originated, we continue to pursue acquisitions of FFELP Loan portfolios as well as servicing and asset recovery services contracts. These acquisitions leverage our servicing scale and generate incremental earnings and cash flow. In this segment, we generate revenue primarily through net interest income on the FFELP Loan portfolio (after provision for loan losses) as well as servicing and asset recovery services revenue. This segment is expected to generate significant amounts of earnings and cash flow over the remaining life of the portfolio.

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Segment net interest margin	.83%	.87%	.78%
FFELP Loans:
FFELP Loan spread	.89%	.96%	.86%
Provision for loan losses	$10	$12	$10
Charge-offs	$11	$13	$13
Charge-off rate	.07%	.08%	.07%
Total delinquency rate	13.1%	12.7%	11.4%
Greater than 90-day delinquency rate	7.7%	6.2%	6.2%
Forbearance rate	12.8%	11.2%	13.5%

(Dollars in billions)
Number of accounts serviced for ED (in millions)	6.0	6.1	6.1
Total federal loans serviced	$295	$296	$295
Contingent collections receivables inventory	$16.2	$15.0	$8.8

Consumer Lending Segment — “Core Earnings”

In its Consumer Lending segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio. Originations and acquisitions leverage our servicing scale and generate incremental earnings and cash flow. In this segment, we generate revenue primarily through net interest income on the Private Education Loan portfolio (after provision for loan losses). This segment is expected to generate significant amounts of earnings and cash flow over the remaining life of the portfolio.

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Segment net interest margin	3.23%	3.31%	3.16%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.46%	3.57%	3.33%
Provision for loan losses	$77	$97	$95
Charge-offs	$78	$89	$137
Charge-off rate	1.4%	1.5%	2.6%
Total delinquency rate	5.7%	5.8%	6.8%
Greater than 90-day delinquency rate	2.4%	2.6%	3.5%
Forbearance rate	4.2%	3.8%	3.6%
Private Education Refinance Loans:
Charge-offs	$—	$—	$—
Greater than 90-day delinquency rate	—%	—%	—%
Average balance of Private Education Refinance Loans	$940	$479	$—
Ending balance of Private Education Refinance Loans	$1,201	$761	$—
Private Education Refinance Loan originations	$500	$233	$—

Business Processing Segment — “Core Earnings”

In its Business Processing segment, Navient performs business processing services for non-education related government and health care clients.

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Revenue from government services(1)	$53	$38	$28
Revenue from health care RCM services	20	22	16

Total fee revenue	$73	$60	$44

Contingent collection receivables inventory (in billions)	$11.3	$11.4	$9.9

(1)	Includes $8 million of revenue recognized in first-quater 2018 in connection with a new revenue recognition accounting standard (see page 13 for further detail).

Other Segment — “Core Earnings”

Our Other segment primarily consists of the following activities: our corporate liquidity portfolio and the repurchase of debt, unallocated overhead (corporate overhead and certain information technology costs), restructuring/other reorganization expenses, regulatory-related costs, and the deferred tax asset remeasurement loss recognized due to the enactment of the TCJA in the fourth quarter of 2017.

Unallocated corporate overhead is comprised of costs primarily related to certain executive management, the board of directors, accounting, finance, legal, human resources, compliance and risk management, and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations.

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				March 31, 2018 vs. December 31, 2017		March 31, 2018 vs. March 31, 2017
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	March 31, 2018	December 31, 2017	March 31, 2017	$	%	$	%
Interest income:
FFELP Loans	$723	$715	$629	$8	1%	$94	15%
Private Education Loans	431	429	374	2	—	57	15
Other loans	1	1	5	—	—	(4)	(80)
Cash and investments	17	14	7	3	21	10	143

Total interest income	1,172	1,159	1,015	13	1	157	15
Total interest expense	843	793	675	50	6	168	25

Net interest income	329	366	340	(37)	(10)	(11)	(3)
Less: provisions for loan losses	87	109	107	(22)	(20)	(20)	(19)

Net interest income after provisions for loan losses	242	257	233	(15)	(6)	9	4
Other income (loss):
Servicing revenue	69	70	76	(1)	(1)	(7)	(9)
Asset recovery and business processing revenue	109	108	100	1	1	9	9
Other income (loss)	(15)	4	(8)	(19)	(475)	(7)	88
Losses on debt repurchases	—	(1)	—	1	(100)	—	—
Gains (losses) on derivative and hedging activities, net	48	38	(16)	10	26	64	400

Total other income (loss)	211	219	152	(8)	(4)	59	39
Expenses:
Operating expenses	275	260	238	15	6	37	16
Goodwill and acquired intangible asset impairment and amortization expense	9	5	6	4	80	3	50
Restructuring/other reorganization expenses	7	29	—	(22)	(76)	7	100

Total expenses	291	294	244	(3)	(1)	47	19

Income before income tax expense	162	182	141	(20)	(11)	21	15
Income tax expense	36	266	53	(230)	(86)	(17)	(32)

Net income (loss) attributable to Navient Corporation	$126	$(84)	$88	$210	250%	$38	43%

Basic earnings (loss) per common share attributable to Navient Corporation	$.48	$(.32)	$.31	$.80	250%	$.17	55%

Diluted earnings (loss) per common share attributable to Navient Corporation	$.47	$(.32)	$.30	$.79	247%	$.17	57%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.16	$—	—%	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	March 31, 2018	December 31, 2017	March 31, 2017
Assets
FFELP Loans (net of allowance for losses of $59, $60 and $64, respectively)	$79,403	$81,703	$85,284
Private Education Loans (net of allowance for losses of $1,298, $1,297 and $1,311, respectively)	22,923	23,419	22,552
Cash and investments	2,641	1,788	1,678
Restricted cash and investments	3,512	3,246	3,720
Goodwill and acquired intangible assets, net	802	810	664
Other assets	3,928	4,025	3,992

Total assets	$113,209	$114,991	$117,890

Liabilities
Short-term borrowings	$5,131	$4,771	$2,160
Long-term borrowings	102,797	105,012	109,586
Other liabilities	1,613	1,723	2,472

Total liabilities	109,541	111,506	114,218

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 445 million, 440 million and 439 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,127	3,077	3,047
Accumulated other comprehensive income, net of tax expense	173	61	22
Retained earnings	3,073	3,004	2,930

Total Navient Corporation stockholders’ equity before treasury stock	6,377	6,146	6,003
Less: Common stock held in treasury: 180 million, 177 million and 154 million shares, respectively	(2,740)	(2,692)	(2,355)

Total Navient Corporation stockholders’ equity	3,637	3,454	3,648
Noncontrolling interest	31	31	24

Total equity	3,668	3,485	3,672

Total liabilities and equity	$113,209	$114,991	$117,890

Consolidated Earnings Summary — GAAP basis

Three Months Ended March 31, 2018 Compared with Three Months Ended March 31, 2017

For the three months ended March 31, 2018, net income was $126 million, or $0.47 diluted earnings per common share, compared with net income of $88 million, or $0.30 diluted earnings per common share, for the three months ended March 31, 2017. The increase in net income was primarily due to a $20 million decrease in the provision for loan losses, a $64 million increase in net gains on derivative and hedging activities and a $17 million decrease in income tax expense. This was partially offset by an $11 million decrease in net interest income and a $37 million increase in operating expenses.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•	Net interest income decreased by $11 million, primarily as a result of the amortization of the education loan portfolio.

•	Provisions for loan losses decreased $20 million from the year-ago quarter, primarily related to the provision for Private Education Loan losses. The provision for Private Education Loan losses was $77 million in the first quarter of 2018, down $18 million from the first quarter of 2017. Excluding the Purchased Non-Credit Impaired Private Education Loans acquired at a discount, Private Education provision for loan losses decreased $24 million, outstanding loans decreased $1.8 billion, charge-offs decreased $65 million and loan delinquencies of 90 days or more decreased $234 million compared with the year-ago quarter. These items were the primary drivers of the decrease in the provisions for loan losses. See “Financial Condition — Private Education Loan Portfolio Performance — Allowance for Private Education Loan Losses— GAAP and ‘Core Earnings’ Basis,” for a discussion of our allowance for loan losses accounting policy related to the Purchased Non-Credit Impaired Private Education Loans purchased at a discount.

•	Net gains on derivative and hedging activities increased $64 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•	First-quarter 2018 and 2017 operating expenses included regulatory-related costs of $4 million in each period. Excluding these regulatory-related costs, operating expenses were $271 million in first-quarter 2018, a $37 million increase from first-quarter 2017. This increase was primarily due to $29 million of operating costs related to Duncan Solutions (acquired in July 2017) and to Earnest (acquired in November 2017). First-quarter 2018 operating expenses also included a $9 million one-time fee paid to convert $3 billion of Private Education Loans from a third-party servicer to Navient’s servicing platform and $14 million in connection with a new revenue recognition accounting standard adopted (see below for further discussion). These items were partially offset by a general reduction in operating expenses across the business in connection with cost savings initiatives.

During the first quarter of 2018, the Company incurred $7 million of restructuring/other reorganization expenses in connection with an effort that will reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

•	The effective income tax rates for the first quarters of 2018 and 2017 were 22 percent and 37 percent, respectively. The decrease in the effective income tax rate was primarily the result of the TCJA. Income tax expense decreased $17 million of which $23 million was a result of the lower tax rate in connection with the passage of the TCJA.

We repurchased 7 million shares of our common stock during the first-quarter 2017. There were no repurchases in the current quarter. As a result of repurchases made prior to the first-quarter 2018, our average outstanding diluted shares decreased by 27 million common shares (or 9 percent) from the year-ago period.

As of January 1, 2018, we adopted Accounting Standard Codification (“ASC”) 606, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to its customers. The contract transaction price is allocated to each distinct contractual performance obligation and recognized as revenue at a point in time or over time when or as the good or service is provided to the customer and the performance obligation is satisfied. Generally, our performance obligations are satisfied over time. In conjunction with our implementation plan, we identified revenue streams related to asset recovery and other business processing within our Federal Education Loans and Business Processing segments that are within the scope of the new standard and reviewed related contracts. We determined there was no material change in the timing of our recognition of our asset recovery and business processing revenue or expenses and we did not record a cumulative adjustment as of January 1, 2018 as a result of the adoption of ASC 606. In connection with ASC 606, we recognized $8 million of revenue and $5 million of expenses in first-quarter 2018 related to a contract in our Business Processing segment that would have not been recognized under the prior accounting standard until later in 2018.

The new guidance does not apply to financial instruments and transfers and servicing that are accounted for under other U.S. GAAP. Accordingly, the new revenue recognition guidance does not have an impact on our recognition of revenue and costs associated with our loan portfolios, investments, derivatives and servicing contracts. However, we considered the ASC 606 principal versus agent guidance with respect to certain asset recovery guarantor servicing contracts pursuant to which we serve in a portfolio management role and use third-party collection agencies. We determined that we are required under the new accounting standard to reflect payments to third-party collection agencies as revenue and operating expense. Under the prior accounting standards, we netted payments to third-party collection agencies against revenue. We adopted the new accounting standard using the “cumulative effect transition adjustment” which results in prospectively making this change in 2018. This change in accounting policy resulted in both asset recovery revenue and operating expense in the Federal Education Loan segment being $9 million higher in the first-quarter 2018 with no impact on net income.

“Core Earnings” — Definition and Limitations

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage our business segments because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our “Core Earnings” presentations are:

1.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

2.	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

	Quarter Ended March 31, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total “Core Earnings”	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$732	$431	$—	$—	$1,163	$8	$(17)	$(9)	$1,154
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	9	2	—	6	17	—	—	—	17

Total interest income	742	433	—	6	1,181	8	(17)	(9)	1,172
Total interest expense	571	238	—	42	851	(7)	(1)	(8)	843

Net interest income (loss)	171	195	—	(36)	330	15	(16)	(1)	329
Less: provisions for loan losses	10	77	—	—	87	—	—	—	87

Net interest income (loss) after provisions for loan losses	161	118	—	(36)	243	15	(16)	(1)	242
Other income (loss):
Servicing revenue	66	3	—	—	69	—	—	—	69
Asset recovery and business processing revenue(2)	36	—	73	—	109	—	—	—	109
Other income (loss)	—	—	—	1	1	(15)	47	32	33

Total other income (loss)	102	3	73	1	179	(15)	47	32	211
Expenses:
Direct operating expenses	80	56	59	—	195	—	—	—	195
Overhead expenses	—	—	—	80	80	—	—	—	80

Operating expenses	80	56	59	80	275	—	—	—	275
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	9	9	9
Restructuring/other reorganization expenses	—	—	—	7	7	—	—	—	7

Total expenses	80	56	59	87	282	—	9	9	291

Income (loss) before income tax expense (benefit)	183	65	14	(122)	140	—	22	22	162
Income tax expense (benefit)(3)	42	15	4	(28)	33	—	3	3	36

Net income (loss)	$141	$50	$10	$(94)	$107	$—	$19	$19	$126

(1)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(1)	$—	$(1)
Total other income (loss)	32	—	32
Goodwill and acquired intangible asset impairment and amortization	—	9	9

Total “Core Earnings” adjustments to GAAP	$31	$(9)	22

Income tax expense (benefit)			3

Net income (loss)			$19

(2)	With the adoption of ASC 606, asset recovery and business processing revenue is $17 million higher and operating expense is $14 million higher than what they would have been under the prior accounting standard (see page 13 for further detail).
(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended December 31, 2017
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total “Core Earnings”	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$713	$430	$—	$—	$1,143	$15	$(14)	$1	$1,144
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	9	2	—	3	14	—	—	—	14

Total interest income	723	432	—	3	1,158	15	(14)	1	1,159
Total interest expense	536	224	—	41	801	(5)	(3)	(8)	793

Net interest income (loss)	187	208	—	(38)	357	20	(11)	9	366
Less: provisions for loan losses	12	97	—	—	109	—	—	—	109

Net interest income (loss) after provisions for loan losses	175	111	—	(38)	248	20	(11)	9	257
Other income (loss):
Servicing revenue	67	3	—	—	70	—	—	—	70
Asset recovery and business processing revenue	48	—	60	—	108	—	—	—	108
Other income (loss)	1	—	—	3	4	(20)	58	38	42
Losses on debt repurchases	—	—	—	(1)	(1)	—	—	—	(1)

Total other income (loss)	116	3	60	2	181	(20)	58	38	219
Expenses:
Direct operating expenses	74	44	55	—	173	—	—	—	173
Overhead expenses	—	—	—	87	87	—	—	—	87

Operating expenses	74	44	55	87	260	—	—	—	260
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	29	29	—	—	—	29

Total expenses	74	44	55	116	289	—	5	5	294

Income (loss) before income tax expense (benefit)	217	70	5	(152)	140	—	42	42	182
Income tax expense (benefit)(2)	74	25	1	171	271	—	(5)	(5)	266

Net income (loss)	$143	$45	$4	$(323)	$(131)	$—	$47	$47	$(84)

(1)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$9	$—	$9
Total other income (loss)	38	—	38
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total “Core Earnings” adjustments to GAAP	$47	$(5)	42

Income tax expense (benefit)			(5)

Net income (loss)			$47

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended March 31, 2017
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total “Core Earnings”	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$623	$374	$—	$—	$997	$20	$(14)	$6	$1,003
Other loans	5	—	—	—	5	—	—	—	5
Cash and investments	5	1	—	1	7	—	—	—	7

Total interest income	633	375	—	1	1,009	20	(14)	6	1,015
Total interest expense	459	187	—	29	675	3	(3)	—	675

Net interest income (loss)	174	188	—	(28)	334	17	(11)	6	340
Less: provisions for loan losses	12	95	—	—	107	—	—	—	107

Net interest income (loss) after provisions for loan losses	162	93	—	(28)	227	17	(11)	6	233
Other income (loss):
Servicing revenue	72	4	—	—	76	—	—	—	76
Asset recovery and business processing revenue	56	—	44	—	100	—	—	—	100
Other income (loss)	—	—	—	5	5	(17)	(12)	(29)	(24)

Total other income (loss)	128	4	44	5	181	(17)	(12)	(29)	152
Expenses:
Direct operating expenses	86	35	39	—	160	—	—	—	160
Overhead expenses	—	—	—	78	78	—	—	—	78

Operating expenses	86	35	39	78	238	—	—	—	238
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6

Total expenses	86	35	39	78	238	—	6	6	244

Income (loss) before income tax expense (benefit)	204	62	5	(101)	170	—	(29)	(29)	141
Income tax expense (benefit)(2)	75	24	2	(38)	63	—	(10)	(10)	53

Net income (loss)	$129	$38	$3	$(63)	$107	$—	$(19)	$(19)	$88

(1)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$6	$—	$6
Total other income (loss)	(29)	—	(29)
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(23)	$(6)	$(29)

Income tax expense (benefit)			(10)

Net income (loss)			$(19)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
“Core Earnings” net income attributable to Navient Corporation	$107	$(131)	$107
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	31	47	(23)
Net impact of goodwill and acquired intangible assets	(9)	(5)	(6)
Net tax effect	(3)	5	10

Total “Core Earnings” adjustments to GAAP	19	47	(19)

GAAP net income attributable to Navient Corporation	$126	$(84)	$88

(1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$48	$38	$(16)
Plus: Realized losses on derivative and hedging activities, net(1)	15	20	17

Unrealized gains (losses) on derivative and hedging activities, net(2)	63	58	1
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(17)	(14)	(14)
Other derivative accounting adjustments(3)	(15)	3	(10)

Total net impact of derivative accounting	$31	$47	$(23)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Floor Income Contracts	$31	$53	$53
Basis swaps	45	3	(1)
Foreign currency hedges	(36)	(5)	(32)
Other	23	7	(19)

Total unrealized gains (losses) on derivative and hedging activities, net	$63	$58	$1

(3)	Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(8)	$(15)	$(20)
Net settlement income on interest rate swaps reclassified to net interest income	(7)	(5)	3

Total reclassifications of realized losses on derivative and hedging activities	$(15)	$(20)	$(17)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of March 31, 2018, derivative accounting has increased GAAP equity by approximately $115 million as a result of cumulative net unrealized gains (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net gains related to derivative accounting.

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Beginning impact of derivative accounting on GAAP equity	$5	$(83)	$(90)
Net impact of net unrealized gains (losses) under derivative accounting(1)	110	88	—

Ending impact of derivative accounting on GAAP equity	$115	$5	$(90)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Total pre-tax net impact of derivative accounting recognized in net income(a)	$31	$47	$(23)
Tax impact of derivative accounting adjustments	(20)	(5)	8
Change in unrealized gain (losses) on derivatives, net of tax recognized in other comprehensive income	99	46	15

Net impact of net unrealized gains (losses) under derivative accounting	$110	$88	$—

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of March 31, 2018, the remaining amortization term of the net floor premiums was approximately 5 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of March 31, 2018, the remaining hedged period is approximately 5 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	March 31, 2018(1)	December 31, 2017(1)	March 31, 2017
Unamortized net Floor premiums (net of tax)	$(160)	$(168)	$(158)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(678)	(703)	(537)

Total hedged Floor Income, net of tax(2)(3)	$(838)	$(871)	$(695)

(1)	Reflects a 23 percent effective tax rate at March 31, 2018 and December 31, 2017 as a result of the TCJA enacted on December 22, 2017. Year-ago period reflects a 37 percent effective tax rate.
(2)	$(1.1) billion, $(1.1) billion and $(1.1) billion on a pre-tax basis as of March 31, 2018, December 31, 2017 and March 31, 2017, respectively.
(3)	Of the $838 million as of March 31, 2018, approximately $176 million, $218 million and $189 million will be recognized as part of “Core Earnings” net income in 2018, 2019 and 2020, respectively.

(2)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
“Core Earnings” goodwill and acquired intangible asset adjustments	$(9)	$(5)	$(6)

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loans Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP and “Core Earnings” Basis

	March 31, 2018		December 31, 2017		March 31, 2017
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$1,029		$1,061		$1,337
Loans in forbearance(2)	969		895		793
Loans in repayment and percentage of each status:
Loans current	21,096	94.3%	21,590	94.2%	19,918	93.2%
Loans delinquent 31-60 days(3)	416	1.9	471	2.0	424	2.0
Loans delinquent 61-90 days(3)	313	1.4	266	1.2	279	1.3
Loans delinquent greater than 90 days(3)	547	2.4	597	2.6	746	3.5

Total Private Education Loans in repayment	22,372	100%	22,924	100%	21,367	100%

Total Private Education Loans, gross	24,370		24,880		23,497
Private Education Loan unamortized discount	(890)		(924)		(434)

Total Private Education Loans	23,480		23,956		23,063
Private Education Loan receivable for partially charged-off loans	741		760		800
Private Education Loan allowance for losses	(1,298)		(1,297)		(1,311)

Private Education Loans, net	$22,923		$23,419		$22,552

Percentage of Private Education Loans in repayment		91.8%		92.1%		90.9%

Delinquencies as a percentage of Private Education Loans in repayment		5.7%		5.8%		6.8%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.2%		3.8%		3.6%

Loans in repayment with more than 12 payments made		91%		92%		95%

Cosigner rate		61%		63%		64%

(1)	Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.
(2)	Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.
(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP and “Core Earnings” Basis

Purchased Credit Impaired (“PCI”) Loans

Loans acquired with evidence of deterioration of credit quality since origination for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable are PCI loans accounted for under Accounting Standard Codification (“ASC”) 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” When considering whether evidence of credit quality deterioration exists as of the purchase date, the Company considers loan guarantees and the following credit attributes: delinquency status, use of forbearance, recent borrower FICO scores, use of loan modification programs, and borrowers who have filed for bankruptcy.

The Company aggregates loans with common risk characteristics into pools and accounts for each pool as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The pools are initially recorded at fair value. The Company recognizes interest income based on each pool’s effective interest rate which is based on our estimate of all cash flows expected to be received and includes an assumption about prepayment rates. The pools are tested quarterly for impairment by re-estimating the future cash flows to be received from the pools. If the new estimated cash flows result in a pool’s effective interest rate increasing, then this new yield is used prospectively over the remaining life of the pool. If the new estimated cash flows result in a pool’s effective interest rate decreasing, the pool is impaired and written down through a valuation allowance to maintain the effective interest rate. Loans classified as PCI do not have charge-offs reported nor are they reported as Trouble Debt Restructuring (“TDR”) loans.

Based on the credit attributes discussed above, we determined that $261 million principal amount of Private Education Loans acquired in 2017 are accounted for as PCI loans with a fair value and resulting carrying value of $101 million as of the acquisition date. As of acquisition, this portfolio’s contractually required payments receivable (the total undiscounted amount of all uncollected contractual principal and interest payments both past due and scheduled for the future, adjusted for prepayments) was $411 million with an estimated accretable yield (income expected to be recognized in future periods) of $108 million. As of March 31, 2018, the carrying amount was $95 million with no valuation allowance recorded.

Purchased Non-Credit Impaired Loans

Loans acquired that do not have evidence of credit deterioration since origination are recorded at fair value with no allowance for loan losses established at the acquisition date. Loan premiums and discounts are amortized as a part of interest income using the interest method under ASC 310-20, “Nonrefundable Fees and Other Costs.” An allowance for loan losses would be established if incurred losses in the loans exceed the remaining unamortized discount recorded at the time of acquisition (i.e., the next two years of expected charge-offs as well as any additional TDR allowance required is greater than the remaining discount). As a result of this policy, to the extent that actual charge-offs exceed any related allowance for loan losses recognized post-acquisition, provision for loan losses is recorded when the loans are charged off. Charge-offs are recorded through the allowance for loan losses. In 2017, we acquired Private Education Loans with unpaid principal balance of $2.8 billion at a discount of $424 million that are accounted for under this policy. No allowance for loan losses has been established for these loans as of March 31, 2018, as the remaining purchased discount associated with the Private Education Loans of $378 million as of March 31, 2018 remains greater than the incurred losses.

Allowance for Loan Losses

As discussed above, our allowance for Private Education Loan losses does not include PCI loans as those loans are separately reserved for, as needed. Related to the $2.8 billion of Purchased Non-Credit Impaired Loans acquired in 2017 at a discount, there is no allowance for loan losses established as of March 31, 2018. However, in accordance with our policy described above, there was $6 million of both charge-offs and provision recorded for Purchased Non-Credit Impaired Loans in first-quarter 2018.

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Allowance at beginning of period	$1,297	$1,287	$1,351
Provision for Private Education Loan losses:
Purchased Non-Credit Impaired Loans, acquired at a discount	6	9	—
Remaining loans	71	88	95

Total provision	77	97	95
Charge-offs:
Purchased Non-Credit Impaired Loans, acquired at a discount	(6)	(9)	—
Remaining loans	(72)	(80)	(137)

Total charge-offs(1)	(78)	(89)	(137)
Reclassification of interest reserve(2)	2	2	2

Allowance at end of period	$1,298	$1,297	$1,311

Charge-offs as a percentage of average loans in repayment (annualized)	1.4%	1.5%	2.6%
Allowance coverage of charge-offs (annualized)	4.1	3.7	2.4
Allowance as a percentage of the ending total loan balance(3)	5.2%	5.1%	5.4%
Allowance as a percentage of ending loans in repayment(3)	5.8%	5.7%	6.1%
Ending total loans(4)	$25,111	$25,640	$24,297
Average loans in repayment	$22,660	$22,823	$21,791
Ending loans in repayment	$22,372	$22,924	$21,367

(1)	Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)	Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	As discussed above, Purchased Credit Impaired Loans’ losses are not provided for by the allowance for loan losses in the above table as these loans are separately reserved for, if needed. Related to the Purchased Non-Credit Impaired Loans acquired at a discount, no allowance for loan losses has been established for these loans as of March 31, 2018. As a result, excluding these loans that are accounted for under these two accounting policies, the allowance as a percentage of the ending total loan balance and the allowance as a percentage of the ending loans in repayment would be 5.8 percent and 6.6 percent as of March 31, 2018, respectively, and 5.7 percent and 6.4 percent as of December 31, 2017, respectively.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of March 31, 2018, we considered several factors with respect to our Private Education Loan portfolio. As discussed above, there is no allowance for loan losses recorded as of March 31, 2018 related to the $3.0 billion of loans purchased in 2017 at a discount. Excluding the $3.0 billion of Private Education Loans purchased in 2017, there was a $1.8 billion decrease in Private Education Loans outstanding, total loan delinquencies of $1.2 billion were down $246 million from $1.4 billion in the year-ago quarter and loan delinquencies of 90 days or more decreased to $512 million, down $234 million from $746 million in the year-ago quarter. Charge-offs decreased to $72 million, down $65 million from $137 million in the year-ago quarter. Loans in forbearance increased to $880 million, up $87 million from $793 million in the year-ago quarter.

The provision for Private Education Loan losses was $77 million in the first quarter of 2018, down $18 million from the first quarter of 2017. Excluding the $3.0 billion of Private Education Loans purchased in 2017 at a discount, the provision for loan losses decreased $24 million primarily as a result of the items discussed in the preceding paragraph.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Receivable at beginning of period	$760	$771	$815
Expected future recoveries of current period defaults(1)	19	22	34
Recoveries(2)	(38)	(33)	(44)
Charge-offs(3)	—	—	(5)

Receivable at end of period	$741	$760	$800

(1)	Represents our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)	Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $2.4 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Refinance Loans. We also have purchased and may purchase, in future periods, Private Education Refinance Loan, other Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases will be part of our ongoing liquidity needs. On January 24, 2018, we announced that we expect to restart our share repurchases in the second half of 2018.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$2,401	$1,520	$1,366
Unencumbered FFELP Loans	445	690	594

Total GAAP and “Core Earnings” basis	$2,846	$2,210	$1,960

Average Balances

	Quarters Ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,496	$1,349	$1,093
Unencumbered FFELP Loans	902	879	904

Total GAAP and “Core Earnings” basis	$2,398	$2,228	$1,997

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of March 31, 2018, December 31, 2017, and March 31, 2017, the maximum additional capacity under these facilities was $2.4 billion, $2.4 billion and $3.1 billion, respectively. For the three months ended March 31, 2018, December 31, 2017, and March 31, 2017, the average maximum additional capacity under these facilities was $2.2 billion, $3.0 billion and $2.7 billion, respectively. As of March 31, 2018, the maturity dates of the FFELP Loan-other facilities ranged from November 2018 to January 2021.

Liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facilities. Maximum borrowing capacity under the Private Education Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered Private Education Loans. As of March 31, 2018, December 31, 2017, and March 31, 2017, the maximum additional capacity under these facilities was $723 million, $925 million and $209 million, respectively. For the three months ended March 31, 2018, December 31, 2017, and March 31, 2017, the average maximum additional capacity under these facilities was $891 million, $781 million and $248 million, respectively. As of March 31, 2018, the maturity dates of these facilities ranged from June 2018 to June 2020.

At March 31, 2018, we had a total of $7.2 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $3.0 billion of our unencumbered tangible assets of which $2.6 billion and $0.4 billion related to Private Education Loans and FFELP Loans, respectively. In addition, as of March 31, 2018, we had $9.8 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $4.0 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2017.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	March 31, 2018	December 31, 2017	March 31, 2017
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.6	$4.7	$4.7
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	5.2	5.9	6.1
Tangible unencumbered assets(1)	7.2	6.6	6.9
Senior unsecured debt	(13.8)	(13.9)	(14.0)
Mark-to-market on unsecured hedged debt(2)	(.1)	(.3)	(.4)
Other liabilities, net	(.2)	(.3)	(.3)

Total tangible equity — GAAP Basis	$2.9	$2.7	$3.0

(1)	At March 31, 2018, December 31, 2017 and March 31, 2017, excludes goodwill and acquired intangible assets, net, of $802 million, $810 million and $664 million, respectively.

(2)	At March 31, 2018, December 31, 2017 and March 31, 2017, there were $1 million, $189 million and $319 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.